EXHIBIT 5.1
June 17, 2021

ServiceNow, Inc. 2225 Lawson Lane Santa Clara, California 95054

Re:    ServiceNow, Inc.
Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as special counsel to ServiceNow, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”), on the date hereof, relating to the registration by the Company of an aggregate of 145,516 shares (the “Plan Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), authorized for issuance pursuant to the Amended and Restated LightStep, Inc. 2013 Stock Plan (the “Plan”), which the Company assumed in connection with the Agreement and Plan of Merger, dated as of May 7, 2021, by and among the Company, a subsidiary of the Company and certain other parties (such agreement, including the exhibits and schedules included therein, being hereinafter referred to as the "Merger Agreement").
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In rendering the opinions stated herein, we have examined and relied upon the following:
(a)    the Registration Statement;

ServiceNow, Inc.
June 17, 2021

(b)    an executed copy of the Merger Agreement;
(c)    an executed copy of a certificate of the Secretary of the Company, dated as of the date hereof (the “Secretary’s Certificate”);
(d)    a copy of the Company’s Restated Certificate of Incorporation, as amended, in effect as of the date hereof, certified by the Secretary of State of the State of Delaware as of June 16, 2021 and certified pursuant to the Secretary’s Certificate (the “Restated Certificate of Incorporation”);
(e)    a copy of the Company’s Restated Bylaws, in effect as of the date hereof and certified pursuant to the Secretary’s Certificate (the “Restated Bylaws”);
(f)    the Plan; and
(g)    a copy of certain resolutions of the Board of Directors of the Company, approved on May 5, 2021, certified pursuant to the Secretary’s Certificate.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate.
In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate.
In rendering the opinions stated herein, we have also assumed that: (i) the issuance of the Plan Shares has been or will be properly recorded in the books and records of the Company; (ii) each award agreement pursuant to which rights to acquire Plan Shares or other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto; (iii) the consideration received by the Company for each of the Plan Shares delivered pursuant to the Plan shall not be less than the per share par value of the Plan Shares; and (iv) the issuance of the Plan Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Company’s Restated Certificate of Incorporation or Restated Bylaws).
We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Plan Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when issued, delivered and paid for in accordance with the terms of the Plan and the applicable award agreement, the Plan Shares will be validly issued, fully paid and nonassessable.

ServiceNow, Inc.
June 17, 2021

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Skadden, Arps, Slate, Meagher & Flom LLP